NEW YORK MONEY MARKET
Supplemental Proxy Information (Unaudited)

A meeting of the Fund's shareholders was held on July 17, 2003.
The meeting was held for the following
purposes:

(1) To approve the election of ten (10) trustees to the Board of Trustees, as follows:

o David E.A. Carson
o Robert E. La Blanc
o Robert F. Gunia
o Douglas H. McCorkindale
o Stephen P. Munn
o Richard A. Redeker
o Judy A. Rice
o Robin B. Smith
o Stephen Stoneburn
o Clay T. Whitehead

(3) To permit an amendment to the management contract between PI and the Fund.

The results of the proxy solicitation on the preceding matters were:

Matter	Votes For	Votes Against	Votes Withheld	Abstentions

(1)
David E.A. Carson	354,600,225	--	2,316,624	--
Robert E. La Blanc	354,600,225	--	2,316,624	--
Robert F. Gunia	354,600,225	--	2,316,624	--
Douglas H.
McCorkindale	354,600,225	--	2,316,624	--
Stephen P. Munn	354,511,451	--	2,405,398	--
Richard A. Redeker	354,566,727	--	2,350,122	--
Judy A. Rice	354,600,225	--	2,316,624	--
Robin B. Smith	354,600,225	--	2,316,624	--
Stephen Stoneburn	354,600,225	--	2,316,624	--
Clay T. Whitehead	354,600,225	--	2,316,624	--

(3)
Permit an Amendment
to the Management
Contract between PI
and the Company.	344,689,106	10,289,172	--	1,938,571

One or more matters in addition to the above referenced proposals were submitted for shareholder approval, and the shareholder meeting relating to those matters was adjourned until August 21, 2003, and a date following the close of the reporting period.